Name of Registrant:
Templeton Institutional Funds

File No. 811-06135

Exhibit Item No. 77I: Terms of new or amended securities

From Prospectus Supplement ZTIF P1 06/16:

SUPPLEMENT DATED JUNE 1, 2016
TO THE PROSPECTUS DATED MAY 1, 2016 OF
TEMPLETON INSTITUTIONAL FUNDS
(Emerging Markets Series, Foreign Equity
Series, Foreign Smaller Companies Series,
Global Equity Series)

The prospectus is amended as follows:

The Board of Trustees recently approved a proposal to change the name of Foreign Equity Series to International Equity Series, along with the corresponding change to the names of the Fund's classes of shares, effective June 30, 2016.